Exhibit 99.1

Iteris Reports Record Fourth Quarter Revenue of $26.1 Million

Fourth Quarter Total Net Bookings of $24.1 Million, up 64% Year Over Year

SANTA ANA, Calif. — June 3, 2019 — Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its fiscal fourth quarter and full year ended March 31, 2019.

Fiscal Fourth Quarter 2019 Financial Highlights

•                  Record total revenue of $26.1 million, up 3.2% year over year and 12.8% sequentially

•                  Total net bookings of $24.1 million, up 64.2% year over year and 12.5% sequentially

•                  Transportation Systems revenue of $12.9 million, down 1.1% year over year and up 14.2% sequentially

•                  Agriculture and Weather Analytics revenue of $1.7 million, up 22.9% year over year and 10.0% sequentially

•                  Roadway Sensors revenue of $11.4 million, up 6.0% year over year and 11.6% sequentially

Fiscal Full Year 2019 Financial Highlights

•                  Total revenue of $99.1 million, down 4.4% year over year

•                  Total net bookings of $107.1 million, up 23.5% year over year

•                  Transportation Systems revenue of $49.8 million, down 8.6% year over year

•                  Agriculture and Weather Analytics revenue of $5.8 million, up 18.9% year over year

•                  Roadway Sensors revenue of $43.5 million, down 2.0% year over year

Management commentary

“We are pleased to resume growth and report record fourth quarter revenue,” said Joe Bergera, president and CEO. “We began fiscal year 2019 with atypical headwinds due to structural changes to two of our largest customer contracts, which masked the underlying strength of our business model. At this time, we have largely retired those headwinds and expect the business to normalize in fiscal year 2020.”

“During fiscal year 2019, Iteris continued to introduce innovative new solutions to capitalize on favorable secular trends in both our markets — smart transportation and digital agriculture. As a result, our total fiscal year 2019 net bookings increased 23.5% to $107 million. The demonstrated demand for our products and services is further confirmation that our business fundamentals are solid and aligned with market trends.”

GAAP Fiscal Fourth Quarter 2019 Financial Results

Total revenue in the fourth quarter of fiscal 2019 increased 3.2% to $26.1 million compared with $25.3 million in the same quarter a year ago. The fourth quarter saw increases of 22.9% in Agriculture and Weather Analytics and 6.0% in Roadway Sensors. This was offset by a decrease of 1.1% in Transportation Systems.

Operating expenses in the fourth quarter were $12.3 million, compared with $12.8 million in the same quarter a year ago. The decrease was primarily due to the absence of costs related to the restructuring of our Agriculture and Weather Analytics segment sales organization to support the segment’s updated go-to-market strategy, which took place in the fourth quarter of fiscal 2018.

Operating loss in the fourth quarter was $2.5 million, compared with an operating loss of $2.8 million in the same quarter a year ago. Net loss in the fourth quarter was $2.4 million, or ($0.07) per share, compared with a net loss of $2.4 million, or ($0.07) per share in the year-ago quarter.

GAAP Fiscal 2019 Full Year Financial Results

Total revenue in fiscal 2019 decreased 4.4% to $99.1 million, compared with $103.7 million in fiscal 2018. The decrease was driven primarily by an 8.6% decrease in Transportation Systems, and a 2.0% decrease in Roadway Sensors year over year.  This was slightly offset by an 18.9% increase Agriculture and Weather Analytics year over year.

Operating expenses for fiscal year 2019 were $46.6 million, compared with $45.4 million for the previous year period.  The increase was primarily due to an increase in business development costs aimed at the pursuit of large contracts in the Transportation Systems segment.

Operating loss in fiscal 2019 was $8.0 million, compared with an operating loss of $5.6 million in fiscal 2018. Net loss in fiscal 2019 was approximately $7.8 million, or ($0.23) per share, compared with net loss of approximately $3.5 million, or ($0.11) per share, in fiscal 2018, primarily driven by the passage of new tax legislation known as the Tax Cuts and Jobs Act, which provided an income tax benefit of $1.7 million in fiscal 2018.

Non-GAAP Fiscal Q4 2019 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has included the following non-GAAP financial measures: non-GAAP operating expenses, non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items: (a) stock-based compensation; (b) depreciation; (c) amortization; (d) Agriculture and Weather Analytics segment realignment; (e) loss on impairment of goodwill; (f) the estimated tax effect of the foregoing non-GAAP adjustments; and (g) the impact of the Tax Act. A discussion of the company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation”, which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three and 12 months ended March 31, 2019, 2018 and 2017.

Non-GAAP operating expenses in the fourth quarter was relatively consistent at $11.5 million, compared with $11.6 million in the same quarter a year ago. Non-GAAP operating loss in the fourth quarter was relatively consistent at $1.4 million, compared with an operating loss of $1.4 million in the same quarter a year ago. Non-GAAP net loss in the fourth quarter was approximately $1.3 million, or ($0.04) per share, compared with a net loss of approximately $1.4 million, or ($0.04) per share, in the same quarter a year ago.

Non-GAAP Fiscal 2019 Full Year Financial Results

Non-GAAP operating expenses in fiscal 2019 were $43.3 million, compared with $42.2 million in fiscal 2018. The increase was primarily attributable to an increase in business development costs aimed at the pursuit of large contracts in the Transportation Systems segment. Non-GAAP net loss for fiscal 2019 was approximately $3.7 million or $(0.11) per share, compared with a net loss of approximately $1.4 million, or $(0.04) per share, for fiscal 2018.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal fourth quarter and full year 2019 results.

Date: Monday, June 3, 2019
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific Time)

Toll-free dial-in number: 1-888-204-4368

International dial-in number: +1 720-543-0214

Conference ID: 5091277

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through June 10, 2019. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, the impact of the impact and success of new product introductions and acquisitions, our future performance, growth and profitability, operating results, financial condition and prospects, and new management team. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending policy changes, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely and cost-effective basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to retain, integrate and incentivize our new management team and their ability to shape the strategic direction of the company and implement change; risks related to our ability to recruit and/or retain key talent; the potential impact of product and service offerings from competitors and such competitors’ patent coverage and claims; any softness in the markets that we address, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations
MKR Investor Relations, Inc.
Todd Kehrli

323-468-2300
iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	March 31,
	2019	2018

ASSETS:
Cash	$7,071	$10,152
Short-term investments	1,935	5,319
Trade accounts receivable, net	16,929	12,866
Unbilled accounts receivable	6,487	7,473
Inventories	2,916	2,921
Prepaid expenses and other current assets	1,367	1,165
Total current assets	36,705	39,896

Property and equipment, net	1,965	2,333
Intangible assets, net	3,286	3,751
Goodwill	15,150	15,150
Other assets	849	1,756
Total assets	$57,955	$62,886

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade accounts payable	$9,441	$7,838
Accrued payroll and related expenses	6,536	7,398
Accrued liabilities	2,370	2,358
Deferred revenue	4,883	4,900
Total current liabilities	23,230	22,494
Long-term liabilities	670	871
Total liabilities	23,900	23,365
Stockholders’ equity	34,055	39,521
Total liabilities and stockholders’ equity	$57,955	$62,886

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2019	2018	2019	2018

Product revenues	$12,809	$10,844	$48,227	$46,464
Service revenues	13,282	14,429	50,896	57,265
Total revenues	26,091	25,273	99,123	103,729
Cost of product revenues	8,224	6,195	28,434	26,633
Cost of service revenues	8,006	9,062	32,083	37,265
Total cost of revenues	16,230	15,257	60,517	63,898
Gross profit	9,861	10,016	38,606	39,831

Operating expenses:
Selling, general and administrative	10,311	10,452	38,471	37,400
Research and development	1,931	2,391	7,819	7,945
Amortization of intangible assets	84	4	275	88
Total operating expenses	12,326	12,847	46,565	45,433
Operating loss	(2,465)	(2,831)	(7,959)	(5,602)

Non-operating income (expense):
Other income (expense), net	9	(3)	50	(16)
Interest income, net	39	23	129	32
Loss from continuing operations before income taxes	(2,417)	(2,811)	(7,780)	(5,586)
Benefit for income taxes	(15)	411	(36)	1,818
Loss from continuing operations	(2,432)	(2,400)	(7,816)	(3,768)
Gain on sale of discontinued operation, net of tax	—	(16)	—	242
Net loss	$(2,432)	$(2,416)	$(7,816)	$(3,526)

Loss per share from continuing operations — basic and diluted	$(0.07)	$(0.07)	$(0.23)	$(0.12)
Gain per share from sale of discontinued operation — basic and diluted	$—	$(0.00)	$—	$0.01
Net loss per share - basic and diluted	(0.07)	(0.07)	(0.23)	(0.11)

Shares used in basic per share calculations	33,358	33,093	33,266	32,776

Shares used in diluted per share calculations	33,358	33,093	33,266	32,776

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended March 31, 2019
Product revenues	$11,327	$1,482	$—	$12,809
Service revenues	94	11,457	1,731	13,282
Total revenues	$11,421	$12,939	$1,731	$26,091

Segment operating income (loss)	$1,548	$1,631	$(1,155)	$2,024
Corporate and other income (expense), net				(4,357)
Amortization of intangible assets				(84)
Loss from continuing operations before income taxes				$(2,417)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended March 31, 2018
Product revenues	$10,725	$119	$—	$10,884
Service revenues	49	12,971	1,409	14,429
Total revenues	$10,774	$13,090	$1,409	$25,273

Segment operating income (loss)	$1,442	$2,169	$(2,165)	$1,447
Corporate and other income (expense), net				(4,254)
Amortization of intangible assets				(4)
Loss from continuing operations before income taxes				$(2,811)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Twelve Months Ended March 31, 2019
Product revenues	$43,253	$4,974	$—	$48,227
Service revenues	239	44,841	5,816	50,896
Total revenues	$43,492	$49,815	$5,816	$99,123

Segment operating income (loss)	$7,011	$5,907	$(5,024)	$7,894
Corporate and other income (expense), net				(15,399)
Amortization of intangible assets				(275)
Loss from continuing operations before income taxes				$(7,780)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Twelve Months Ended March 31, 2018
Product revenues	$44,163	$2,301	$—	$46,464
Service revenues	194	52,180	4,891	57,265
Total revenues	$44,357	$54,481	$4,891	$103,729

Segment operating income (loss)	$8,825	$8,639	$(8,048)	$9,416
Corporate and other income (expense), net				(14,914)
Amortization of intangible assets				(88)
Loss from continuing operations before income taxes				$(5,586)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release: non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP basic and diluted earnings per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) stock-based compensation; (b) depreciation; (c) amortization; (d) Agriculture and Weather Analytics segment realignment; (e) loss on impairment of goodwill; (f) the estimated tax effect of the foregoing non-GAAP adjustments; and (g) the impact of the Tax Act .

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry. The company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance, and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Iteris excludes stock-based compensation expenses from its non-GAAP financial measures primarily because they are non-cash expenses and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Iteris believes excluding stock-based compensation expenses allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies.

b)             Iteris excludes depreciation expenses from its non-GAAP financial measures. Management finds it useful to exclude these charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

c)              Iteris incurs amortization of developed technology and purchased intangibles in connection with acquisitions of certain businesses and technologies. Amortization of developed technologies and purchased intangibles is inconsistent in amount and frequency, and is significantly affected by the timing and size of our developments and acquisitions. Management finds it useful to exclude these variable charges from our cost of revenues and operating expenses to assist in budgeting, planning and forecasting future periods. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of developed technologies and purchased intangible assets will recur in future periods.

d)             These expenses are associated with realigning our business strategies related to our Agriculture and Weather Analytics segment based on current economic conditions. In connection with these realignment actions, Iteris recognizes costs primarily related to termination benefits for former employees whose positions were eliminated. Iteris excludes these charges because these expenses are not reflective of ongoing business and operating results. Iteris believes it is useful for investors to understand the effects of these items on our total operating expenses.

e)              As a result of the company’s annual goodwill impairment test for Fiscal 2017, management concluded that the carrying value of goodwill related to legacy acquisitions by our Agriculture and Weather Analytic reporting unit exceeded its fair value. This resulted in an approximately $2.2 million impairment charge in the fourth quarter of Fiscal 2017.

f)               The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments for the three and nine months ended December 31, 2018 and 2017 were calculated by applying an estimated tax rate of 1% to each specific non-GAAP item, due to the impact of the valuation allowance on our effective tax rate in those years.

g)              The Tax Act was enacted on December 22, 2017 and resulted in a tax benefit of approximately $1.7 million, primarily due to the refund of Alternative Minimum Tax credit carryforwards, as well as a reduction of the U.S. corporate income tax rates to 21.0% as of January 1, 2018, which reduced our valuation allowance.

Iteris, Inc.

Schedule Reconciling GAAP Net Loss to Non-GAAP Net Loss

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,
	2019	2018	2017

GAAP net loss	$(2,432)	$(2,416)	$(3,368)

GAAP net loss per share - basic and diluted	$(0.07)	$(0.07)	$(0.10)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from cost of revenues:
Amortization (c)	$218	$197	$77

Excluded from operating expenses:
Stock based compensation (a)	$601	$457	$258
Depreciation (b)	192	226	185
Amortization (c)	84	4	33
Agriculture and Weather Analytics segment realignment (d)	—	547	—
Loss on impairment of Goodwill (e)	—	—	2,168
Total excluded from operating expenses	$877	$1,234	$2,644

Total excluded operating loss	$1,095	$1,431	$2,721

Income tax effect on non-GAAP adjustments (f)	(11)	(14)	(27)
Total excluded from operating loss after income tax effect	$1,084	$1,417	$2,694

Excluded from income tax benefit
Impact of Tax Act (g)	—	(383)	—

Non-GAAP net loss	$(1,348)	$(1,382)	$(674)

Non-GAAP net loss per share - basic and diluted	$(0.04)	$(0.04)	$(0.02)

(a) - (g)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Net Loss to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Twelve Months Ended
	March 31,
	2019	2018	2017

GAAP net loss	$(7,816)	$(3,526)	$(4,826)

GAAP net loss per share - basic and diluted	$(0.23)	$(0.11)	$(0.15)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from cost of revenues:
Amortization (c)	$850	$638	$341

Excluded from operating expenses
Stock based compensation (a)	$2,156	$1,781	$975
Depreciation (b)	851	819	729
Amortization (c)	275	88	282
Agriculture and Weather Analytics segment realignment (d)	—	547	—
Loss on impairment of Goodwill (e)	—	—	2,168
Total excluded from operating expenses	$3,282	$3,235	$4,154

Total excluded operating loss	$4,132	$3,873	$4,495

Income tax effect on non-GAAP adjustments (f)	(41)	(39)	(45)
Total excluded from operating loss after income tax effect	$4,091	$3,834	$4,450

Excluded from income tax expenses
Impact of Tax Act (g)	—	(1,742)	—

Non-GAAP net loss	$(3,725)	$(1,434)	$(376)

Non-GAAP net loss per share - basic and diluted	$(0.11)	$(0.04)	$(0.01)

(a) - (g)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,
	2019	2018	2017
GAAP cost of revenues	$16,230	$15,257	$15,386
Amortization (c)	(218)	(197)	(77)
Non-GAAP cost of revenues	$16,012	$15,060	$15,309

GAAP operating expenses	$12,326	$12,847	$13,406
Stock based compensation (a)	(601)	(457)	(258)
Depreciation (b)	(192)	(226)	(185)
Amortization (c)	(84)	(4)	(33)
Agriculture and Weather Analytics segment realignment (d)	—	(547)	—
Loss on impairment of Goodwill (e)	—	—	(2,168)
Non-GAAP operating expenses	$11,449	$11,613	$10,762

GAAP operating loss	$(2,465)	$(2,831)	$(3,488)
Stock based compensation (a)	(601)	(457)	(258)
Depreciation (b)	(192)	(226)	(185)
Amortization (c)	(302)	(201)	(110)
Agriculture and Weather Analytics segment realignment (d)	—	(547)	—
Loss on impairment of Goodwill (e)	—	—	(2,168)
Non-GAAP operating loss	$(1,370)	$(1,400)	$(767)

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Twelve Months Ended
	March 31,
	2019	2018	2017
GAAP cost of revenues	$60,517	$63,898	$58,580
Amortization (c)	(850)	(638)	(341)
Non-GAAP cost of revenues	$59,667	$63,260	$58,239

GAAP operating expenses	$46,565	$45,433	$42,638
Stock based compensation (a)	(2,156)	(1,781)	(975)
Depreciation (b)	(851)	(819)	(729)
Amortization (c)	(275)	(88)	(282)
Agriculture and Weather Analytics segment realignment (d)	—	(547)	—
Loss on impairment of Goodwill (e)	—	—	(2,168)
Non-GAAP operating expenses	$43,283	$42,198	$38,484

GAAP operating loss	$(7,959)	$(5,602)	$(5,236)
Stock based compensation (a)	(2,156)	(1,781)	(975)
Depreciation (b)	(851)	(819)	(729)
Amortization (c)	(1,125)	(726)	(623)
Agriculture and Weather Analytics segment realignment (d)	—	(547)	—
Loss on impairment of Goodwill (e)	—	—	(2,168)
Non-GAAP operating loss	$(3,827)	$(1,729)	$(741)